Exhibit 99.1

Contacts:	Investors/Analysts Tiffany Louder Alliance Data 214-494-3048 Tiffany.Louder@alliancedata.com

Media Shelley Whiddon Alliance Data 214-494-3811 Shelley.Whiddon@alliancedata.com

Alliance Data Reports Record Full-Year 2013 Results;
Raises Guidance for 2014

•	Revenue Increases 19 Percent to $4.3 Billion
•	Core EPS Increases 15 Percent to $10.01
•	Data-driven Marketing Programs Drive Robust Holiday Spend

Dallas, TX, February 6, 2014 – Alliance Data Systems Corporation (NYSE: ADS), a leading global provider of data-driven marketing and loyalty solutions, today announced results for the year ended December 31, 2013.

SUMMARY	Quarter Ended December 31,			Year Ended December 31,
(in millions, except per share amounts)	2013	2012	% Change	2013	2012	% Change

Revenue	$1,141	$972	17%	$4,319	$3,641	19%
Net income	$118	$84	41%	$496	$422	18%
Net income per diluted share	$1.79	$1.27	41%	$7.42	$6.58	13%
Diluted shares outstanding	66.0	66.0	0%	66.9	64.1	4%
*******************************
Supplemental Non-GAAP Metrics (a):
Adjusted EBITDA	$321	$277	16%	$1,374	$1,192	15%
Adjusted EBITDA, net of funding costs	$290	$245	18%	$1,250	$1,074	16%
Core earnings	$158	$122	30%	$669	$559	20%
Core earnings per diluted share	$2.39	$1.84	30%	$10.01	$8.71	15%

(a)
See “Financial Measures” below for a discussion of adjusted EBITDA, adjusted EBITDA, net of funding costs, adjusted EBITDA margin, core earnings, core earnings per diluted share and other non-GAAP financial measures.

CONSOLIDATED RESULTS

FULL YEAR
Revenue increased 19 percent to $4.3 billion while adjusted EBITDA increased 15 percent to $1.4 billion for 2013. Net income per diluted share (EPS) increased 13 percent to $7.42 and core earnings per diluted share (core EPS) increased 15 percent to $10.01 for 2013, exceeding the Company’s guidance of $9.90.

Diluted shares outstanding were 66.9 million for 2013, an increase of 2.7 million dilutive shares as compared to 2012. The increase is due to a 3.8 million increase in convertible debt warrants, as partially offset by share repurchases.

The Company’s effective tax rate was 37.5 percent in 2013, compared to 38.2 percent in 2012. The improvement from 2012 is due to the reinvestment of international profits into other international expansion efforts. The Company expects a similar rate for 2014.

FOURTH QUARTER
Revenue increased 17 percent to $1.1 billion while adjusted EBITDA increased 16 percent to $321 million for the fourth quarter of 2013. EPS increased 41 percent to $1.79 and core EPS increased 30 percent to $2.39 for the fourth quarter of 2013, aided by the previously mentioned decrease in effective tax rate.

Diluted shares outstanding were 66.0 million for the fourth quarter of 2013, consistent with the fourth quarter of 2012. Convertible debt warrants increased 4.3 million driven by a higher average share price, while ‘phantom shares’ decreased 3.6 million due to both the maturity of the 2013 convertible senior notes during the third quarter of 2013 and share repurchases, which totaled 1.4 million over the last twelve months.

Ed Heffernan, president and chief executive officer, commented, “We had a great finish to 2013 with consolidated revenue and adjusted EBITDA up 17 percent and 16 percent, respectively, in the fourth quarter of 2013. Consolidated organic revenue growth was a robust 14 percent for the quarter and 9 percent for 2013. Looking at our segments, LoyaltyOne fought through unfavorable exchange rates and a soft consumer-spending environment in Canada to produce double-digit revenue and adjusted EBITDA growth for the fourth quarter. Importantly, the key metric for LoyaltyOne, AIR MILES® reward miles issued, increased double-digits for the fourth quarter. Epsilon finished the year strong with double-digit organic growth in both revenue and adjusted EBITDA. Its backlog remains strong, up double-digits from the same period last year, providing excellent revenue visibility for 2014. Private Label had a strong quarter with 16 percent growth in credit sales, 14 percent growth in average receivables and 13 percent growth in revenue. Adjusted EBITDA grew one percent, lagging behind the other growth metrics, due to a 27 percent increase in provision for loan loss expense related to the seasonal growth in ending credit card receivables. A portion of this provision build relates to recently originated card receivables that have not yet become income producing assets. Said another way, we recorded provision expense in 2013 related to new receivables that won’t begin to contribute to earnings until 2014. It is merely timing.”

Heffernan continued, “The highlight for the fourth quarter occurred in our Private Label segment. While the overall US holiday period showed a solid 4 percent increase in spend, it required heavy promotions by retailers to get there.  At Private Label, our retail partners’ results were mixed, with the majority posting results at, or below, the overall US average increase. Our loyalty card programs were a bright spot, in some cases THE bright spot, and really helped our retail partners drive incremental sales. Our focus was on new cardholder acquisition - building a larger, stronger customer base - as well as keeping existing cardholders highly engaged through our targeted, data-driven marketing. Combined, these efforts helped us drive tender share gains, to the point of growing credit sales at a rate 3 times that of our retail partners’ overall sales growth rates. Ultimately, for us, that meant total credit sales growth of 16 percent, including an 8 percent increase for our core client base. Core is defined as client programs we have had three years or longer. So, if we add this all together, the increased number of new cardholders, combined with highly targeted messages, delivered through multiple channels, produced strong holiday period results, and provides Private Label a very strong growth platform for 2014.”

SEGMENT REVIEW
LoyaltyOne: Revenue for the segment increased 13 percent, to $245 million for the fourth quarter of 2013, driven by higher redemption activity. Excluding the effects of unfavorable Canadian exchange rates, revenue increased 20 percent compared to the fourth quarter of 2012. Adjusted EBITDA increased 19 percent to $68 million for the fourth quarter of 2013 due to higher margins on redemptions, favorable operating leverage and a $3 million reduction in losses associated with international expansion efforts. Excluding the effects of unfavorable Canadian exchange rates, adjusted EBITDA increased 26 percent compared to the fourth quarter of 2012.

AIR MILES reward miles issued increased 12 percent compared to the fourth quarter of 2012 due to increased promotional activity in the credit card, grocer and gas sectors, and the ramp-up of new sponsors. AIR MILES reward miles redeemed increased 24 percent compared to the fourth quarter of 2012, due to an easier comparable as program changes muted redemption activity during the fourth quarter of 2012.

On the international expansion front, LoyaltyOne acquired a 60-percent ownership in Netherlands-based BrandLoyalty on January 2, 2014. BrandLoyalty is one of the largest and most successful data-driven loyalty marketers outside of America. The dotz coalition loyalty joint venture in Brazil expanded into two new regional markets during the quarter, entering Joao Pessao and Soracaba, increasing the total market count to nine. In addition, collectors enrolled at quarter-end increased to 10.6 million, up from 6.1 million in December of last year.

Epsilon: Revenue for the segment increased 28 percent to $375 million for the fourth quarter of 2013. Excluding the HMI acquisition from both periods, revenue growth was approximately 14 percent compared to the fourth quarter of 2012. By major product offering, technology revenue increased 12 percent to $126 million for the fourth quarter of 2013, driven by an 18 percent increase in database revenue, partially offset by a 7 percent decrease in email revenue due to lower volumes. Data revenue increased 3 percent to $52 million for the fourth quarter of 2013, primarily due to strength in its on-line offerings. Agency revenue increased 52 percent to $196 million for the fourth quarter of 2013, boosted by the HMI acquisition. Excluding HMI, agency revenue growth was approximately 20 percent, driven by strength in the auto and telecom verticals.

Adjusted EBITDA increased 34 percent to $93 million for the fourth quarter of 2013. Adjusted EBITDA margin was 25 percent for the fourth quarter of 2013, up 110 basis points from the prior year quarter. Excluding HMI, adjusted EBITDA margin was 26   percent for the fourth quarter of 2013, an improvement of 140 basis points from the fourth quarter of 2012.

During the quarter, Epsilon announced a multi-year renewal and expansion agreement with the Leukemia & Lymphoma Society.

Private Label Services and Credit: Revenue for the segment increased 13 percent to $526 million for the fourth quarter of 2013, driven by a 14 percent increase in average credit card receivables. Gross yield was 26.2 percent, down 50 basis points from the fourth quarter of 2012 primarily due to new programs.

Adjusted EBITDA, net of funding costs, increased 1 percent to $149 million for the fourth quarter of 2013, constrained by a $28 million, or 27 percent, increase in provision for loan loss expense supporting the increase in credit card receivables. The principal loss rate was 5.2 percent for the fourth quarter, up 10 basis points from the normalized rate (adjusted for fair value accounting treatment of acquired portfolios), for the fourth quarter of 2012. Portfolio funding costs were $31 million for the fourth quarter of 2013; essentially flat with last year, but down approximately 20 basis points to 1.6 percent, expressed as a percentage of average credit card receivables.

Credit sales increased 16 percent compared to the fourth quarter of 2012, aided by an 8 percent increase in core cardholder spending. Credit card receivables were $8.6 billion at December 31, 2013, up 16 percent compared to December 31, 2012. The allowance for loan loss reserve was $503 million, or 5.8 percent of ending receivables, at December 31, 2013, while delinquency rates were 4.2 percent of principal receivables at December 31, 2013, up 20 basis points from the same time last year.

Recently, Private Label signed new multi-year agreements with Virgin America and Fuel Rewards Network to provide co-brand card services, and with Dwolla Payment Network and Lifestyle Lift to provide private label card services. In addition, Private Label signed a long-term renewal agreement with Z Gallerie.

2014 Outlook
The Company previously provided detailed guidance for 2014 in its third quarter 2013 earnings release. In consideration of the BrandLoyalty acquisition completed on January 2, 2014, the Company is updating its 2014 guidance.

First Quarter: The Company expects revenue of approximately $1.25 billion and core earnings per share of approximately $2.70, increases of 19 percent (9 percent organic) and 6 percent, respectively, for the first quarter of 2014.

Full Year: The Company expects revenue of approximately $5.14 billion and core earnings per share of approximately $12.20, increases of 19 percent (8 percent organic) and 22 percent, respectively, for 2014.

Financial Measures
In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as constant currency financial measures, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA net of funding costs, core earnings and core earnings per diluted share (core EPS). The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding the Company’s performance and overall results of operations. These metrics are an integral part of the Company’s internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. Reconciliations to comparable GAAP financial measures are available in the accompanying schedules and on the Company’s website. The financial measures presented are consistent with the Company’s historical financial reporting practices. Core earnings and core earnings per diluted share represent performance measures and are not intended to represent liquidity measures. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.

Conference Call
Alliance Data will host a conference call on Thursday, February 6, 2014 at 8:30 a.m. (Eastern Time) to discuss the Company’s fourth-quarter and full-year 2013 results. The conference call will be available via the Internet at www.alliancedata.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company’s website.

If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter “37317267”. The replay will be available from two hours after the end of the call until 11:59 P.M. (Eastern Time) on February 20, 2014.

About Alliance Data
Alliance Data® (NYSE: ADS) and its combined businesses is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 company headquartered in Dallas, Alliance Data and its three businesses employ approximately 12,000 associates at more than 80 locations worldwide.

Alliance Data consists of three businesses: Alliance Data Retail Services, a leading provider of marketing-driven credit solutions; Epsilon®, a leading provider of multichannel, data-driven technologies and marketing services; and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit our website, www.alliancedata.com, or follow us on Twitter via @AllianceData.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements
This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “predict,” “project,” “would” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise, except as required by law.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Revenue	$1,141.1	$971.9	$4,319.1	$3,641.4
Operating expenses:
Cost of operations	705.8	605.8	2,658.3	2,214.7
Provision for loan loss	130.3	102.4	345.8	285.5
Depreciation and amortization	55.2	47.0	216.1	166.9
Total operating expenses	891.3	755.2	3,220.2	2,667.1
Operating income	249.8	216.7	1,098.9	974.3
Interest expense, net:
Securitization funding costs	23.2	24.7	95.3	92.8
Interest expense on deposits	7.8	6.5	29.1	25.2
Interest expense on long-term and other debt, net	34.4	47.3	181.1	173.5
Total interest expense, net	65.4	78.5	305.5	291.5
Income before income taxes	184.4	138.2	793.4	682.8
Income tax expense	66.4	54.6	297.2	260.6
Net income	$118.0	$83.6	$496.2	$422.2

Per share data:
Basic – Net income	$2.40	$1.68	$10.09	$8.44

Diluted – Net income	$1.79	$1.27	$7.42	$6.58

Weighted average shares outstanding – basic	49.2	49.8	49.2	50.0
Weighted average shares outstanding – diluted	66.0	66.0	66.9	64.1

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	As of December 31, 2013	As of December 31, 2012
ASSETS
Cash and cash equivalents	$969.8	$893.4
Credit card receivables, net	8,131.8	6,967.7
Redemption settlement assets	510.3	492.7
Intangible assets, net	460.4	582.9
Goodwill	1,735.7	1,751.1
Other assets	1,436.3	1,312.3
Total assets	$13,244.3	$12,000.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deferred revenue	$1,137.2	$1,249.1
Deposits	2,816.4	2,228.4
Non-recourse borrowings of consolidated securitization entities	4,591.9	4,131.0
Debt	2,800.3	2,854.8
Other liabilities	1,042.7	1,008.3
Total liabilities	12,388.5	11,471.6
Stockholders' equity	855.8	528.5
Total liabilities and stockholders’ equity	$13,244.3	$12,000.1

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Year Ended December 31,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$496.2	$422.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	216.1	166.9
Deferred income taxes	42.9	102.3
Provision for loan loss	345.8	285.5
Non-cash stock compensation	59.2	50.5
Amortization of discount on debt	65.7	82.4
Change in operating assets and liabilities	(151.3)	63.3
Originations of loan receivables held for sale	(1,674.7)	–
Sales of loan receivables held for sale	1,612.6	–
Other	(20.0)	(38.9)
Net cash provided by operating activities	992.5	1,134.2

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in redemption settlement assets	(54.6)	37.2
Change in cash collateral, restricted	32.4	99.0
Change in restricted cash	39.4	(46.8)
Change in credit card receivables	(1,409.9)	(1,371.4)
Purchase of credit card receivables	(46.7)	(780.0)
Capital expenditures	(135.4)	(116.4)
Payments for acquired businesses, net of cash acquired	–	(463.9)
Other	(33.6)	(29.0)
Net cash used in investing activities	(1,608.4)	(2,671.3)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under debt agreements	1,985.0	1,095.1
Repayments of borrowings	(1,300.2)	(506.2)
Proceeds from convertible note hedge counterparties	1,056.3	–
Repayments of convertible note borrowings	(1,861.3)	–
Issuances of deposits	1,989.6	1,866.2
Repayments of deposits	(1,401.6)	(991.6)
Non-recourse borrowings of consolidated securitization entities	2,268.3	2,543.9
Repayments/maturities of non-recourse borrowings of consolidated securitization entities	(1,807.4)	(1,673.2)
Purchase of treasury shares	(231.1)	(125.8)
Other	6.5	0.6
Net cash provided by financing activities	704.1	2,209.0
Effect of exchange rate changes on cash and cash equivalents	(11.8)	5.3
Change in cash and cash equivalents	76.4	677.2
Cash and cash equivalents at beginning of period	893.4	216.2
Cash and cash equivalents at end of period	$969.8	$893.4

ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(In millions)
(Unaudited)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2013	2012	Change	2013	2012	Change
Segment Revenue:
LoyaltyOne	$245.1	$216.0	13%	$919.5	$919.0	–%
Epsilon	374.6	292.0	28%	1,380.3	996.2	39%
Private Label Services and Credit	526.4	466.4	13%	2,034.7	1,732.2	17%
Corporate/Other	–	–	nm	0.1	0.4	nm
Intersegment Eliminations	(5.0)	(2.5)	nm	(15.5)	(6.4)	nm
	$1,141.1	$971.9	17%	$4,319.1	$3,641.4	19%

Segment Adjusted EBITDA:
LoyaltyOne	$67.5	$56.8	19%	$258.5	$236.1	10%
Epsilon	93.3	69.4	34%	289.7	222.3	30%
Private Label Services and Credit	179.8	178.3	1%	916.1	823.2	11%
Corporate/Other	(19.9)	(27.9)	(29)%	(90.1)	(89.9)	–%
	$320.7	$276.6	16%	$1,374.2	$1,191.7	15%

Key Performance Indicators:
Private Label statements generated	50.9	47.1	8%	192.5	166.1	16%
Average receivables	$7,767.2	$6,799.8	14%	$7,212.7	$5,927.6	22%
Credit sales	$4,836.5	$4,160.7	16%	$15,252.3	$12,523.6	22%
AIR MILES reward miles issued	1,635.9	1,464.2	12%	5,420.7	5,222.9	4%
AIR MILES reward miles redeemed	1,092.0	880.7	24%	4,017.5	4,040.9	(1)%

nm-not meaningful

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF NON-GAAP INFORMATION
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
Adjusted EBITDA and Adjusted EBITDA, net of funding costs:	2013	2012	2013	2012
Net income	$118.0	$83.6	$496.2	$422.2
Income tax expense	66.4	54.6	297.2	260.6
Total interest expense, net	65.4	78.5	305.5	291.5
Depreciation and other amortization	22.9	18.9	84.3	73.8
Amortization of purchased intangibles	32.3	28.1	131.8	93.1
EBITDA	305.0	263.7	1,315.0	1,141.2
Stock compensation expense	15.7	12.9	59.2	50.5
Adjusted EBITDA	$320.7	276.6	$1,374.2	$1,191.7
Less: funding costs (1)	(31.0)	(31.2)	(124.4)	(118.0)
Adjusted EBITDA, net of funding costs	$289.7	$245.4	$1,249.8	$1,073.7

Core Earnings:
Net income	$118.0	$83.6	$496.2	$422.2
Add back non-cash non-operating items:
Stock compensation expense	15.7	12.9	59.2	50.5
Amortization of purchased intangibles	32.3	28.1	131.8	93.1
Non-cash interest expense (2)	11.7	26.5	86.2	98.9
Non-cash mark-to-market gain on interest rate derivatives	–	(6.9)	(8.5)	(29.6)
Income tax effect (3)	(20.2)	(22.6)	(95.5)	(76.6)
Core earnings	$157.5	$121.6	$669.4	$558.5

Weighted average shares outstanding – diluted	66.0	66.0	66.9	64.1
Core earnings per share – diluted	$2.39	$1.84	$10.01	$8.71

(1)	Represents interest expense on deposits and securitization funding costs.
(2)	Represents amortization of imputed interest expense associated with our convertible debt and amortization of debt issuance costs.
(3)
Represents the tax effect for the related non-GAAP measure adjustments (tax deductible stock compensation expense, amortization of purchased intangibles, non-cash interest expense) using the Company’s effective tax rate for each respective period.

ALLIANCE DATA SYSTEMS CORPORATION
RECONCILIATION OF SEGMENT ADJUSTED EBITDA
(In millions)
(Unaudited)

	Three Months Ended December 31, 2013
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Adjusted EBITDA (1)
LoyaltyOne	$60.0	$4.6	$2.9	$67.5
Epsilon	52.1	36.2	5.0	93.3
Private Label Services and Credit	164.1	12.6	3.1	179.8
Corporate/Other	(26.4)	1.8	4.7	(19.9)
	$249.8	$55.2	$15.7	$320.7

	Three Months Ended December 31, 2012
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Adjusted EBITDA (1)
LoyaltyOne	$49.6	$4.7	$2.5	$56.8
Epsilon	37.9	27.7	3.8	69.4
Private Label Services and Credit	162.0	13.9	2.4	178.3
Corporate/Other	(32.8)	0.7	4.2	(27.9)
	$216.7	$47.0	$12.9	$276.6

	Year Ended December 31, 2013
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Adjusted EBITDA (1)
LoyaltyOne	$229.7	$18.0	$10.8	$258.5
Epsilon	131.3	140.0	18.4	289.7
Private Label Services and Credit	852.7	52.3	11.1	916.1
Corporate/Other	(114.8)	5.8	18.9	(90.1)
	$1,098.9	$216.1	$59.2	$1,374.2

	Year Ended December 31, 2012
	Operating Income	Depreciation and Amortization	Stock Compensation Expense	Adjusted EBITDA (1)
LoyaltyOne	$207.2	$19.6	$9.3	$236.1
Epsilon	106.2	101.7	14.4	222.3
Private Label Services and Credit	771.8	42.5	8.9	823.2
Corporate/Other	(110.9)	3.1	17.9	(89.9)
	$974.3	$166.9	$50.5	$1,191.7

(1)	Represents segment adjusted EBITDA and is equal to operating income plus depreciation, amortization and stock compensation expense.